Exhibit 10.1
TO:     Rob Drennen

FROM: Charles McNew

DATE: November 30, 2009

RE:     Severance
The following termination/separation arrangements are extended to you in the event of your separation from the Company.
In the event your employment is terminated without cause, the Company will continue to pay your salary for three (3) months from date of termination. If you decide to leave Halifax or your employment is terminated for cause, you will be paid your salary and any earned incentive compensation up to the last day of your employment.
“Cause” as used above is defined as:
A good faith finding by the Company of your failure to perform the duties reasonably assigned to you, dishonesty, gross negligence or misconduct, or your conviction, or your entry of a plea of nolo contrendre, to any crime involving moral turpitude or any felony.

Date: 12/2/09	By:	/s/ Charles L. McNew
Charles L. McNew